UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   March 16, 2004

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

One Greenwich Plaza
Greenwich, Connecticut 06830-6352
(Address of principal executive offices)

(203) 863-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 7.    Financial Statements and Exhibits

                 (c)         Exhibits

Exhibit
No.	Description
–––––	––––––––––––––––––––––––––––––
99.1	Press Release, dated as of March 16, 2004

Item 12.    Results of Operations and Financial Condition

On March 16, 2004, FactSet Research Systems Inc. issued a press release announcing its results for the three months ended February 29, 2004. The press release is attached as Exhibit 99.1 to this report on Form 8-K. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC.
(Registrant)
By:

Date:	March 16, 2004	/s/ ERNEST S. WONG
––––––––––––––––––––––––––––––––––
Ernest S. Wong,
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

EXHIBIT 99.1

EXHIBIT INDEX

Exhibit
No.	Description of Document
–––––	––––––––––––––––––––––––––––––––––––––––––––––––––––––––
99.1	Press Release of Registrant, dated March 16, 2004 reporting the results of operations for the Registrant’s second quarter ended February 29, 2004.

FactSet Research Systems Inc.
One Greenwich Plaza
Greenwich, Connecticut   06830-6352
203.863.1500/ 203.863.1501 Fax

News Release

FOR IMMEDIATE RELEASE

FactSet Research Systems Reports Record Results for Second Quarter of Fiscal 2004

Greenwich, Conn.—March 16, 2004 — FactSet Research Systems Inc. (NYSE: FDS), a major supplier of computer-based financial and economic data to the investment community, today announced its results for the second quarter of fiscal 2004. Revenues for the quarter rose 11.4% to $61.4 million, net of clearing fees of $1.6 million compared to the prior year period. Operating income increased 13.8% to $21.5 million, net income advanced 21.3% to $14.7 million and diluted earnings per share grew 22.9% to $0.43. During the second quarter of fiscal 2004, an income tax benefit relating primarily to the settlement of prior year tax returns for certain state credits was recognized amounting to a $0.02 increase to quarterly earnings per share.

For the six months ended February 29, 2004, revenue increased 11.8% compared to the prior year period to $120.6 million, net of clearing fees of $3.8 million. Operating income increased 15.8% to $42.5 million, net income advanced 21.0% to $28.6 million and diluted earnings per share grew 20.6% to $0.82.

FactSet Research Systems Inc.
Consolidated Statements of Income (Condensed and Unaudited)

	Three Months Ended			Six Months Ended
	Feb 29, 2004 and Feb 28, 2003			Feb 29, 2004 and Feb 28, 2003
(In thousands, except per share data)	2004	2003	Change	2004	2003	Change

Revenues	$61,371	$55,082	11.4%	$120,628	$107,900	11.8%
Operating income	21,502	18,887	13.8	42,541	36,752	15.8
Net Income	14,737	12,147	21.3	28,645	23,683	21.0
Diluted earnings per share	$0.43	$0.35	22.9	$0.82	$0.68	20.6
Diluted weighted average common shares	34,164	34,565		34,871	34,626

“Our financial performance this past fiscal quarter once again affirms the value of FactSet’s applications to our clients,” said Philip A. Hadley, Chairman and CEO. “Although the market environment has improved, we are cautiously optimistic as the financial services industry continues to recover from a difficult economic period.”

As of February 29th, the Company’s 992 clients, representing over 19,400 users, subscribed to services totaling $249.2 million in subscriptions, an increase of 11.8% in the past year. Of this total, subscriptions from FactSet’s overseas operations were $50.5 million, up 14.8% since February 28, 2003. FactSet’s client retention rate continued to be above 95%. Subscriptions at any given point in time represent the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Other operational highlights of the second quarter of fiscal 2004 include:

•	Demand for FactSet’s Portfolio Managers Workstation (PMW) applications rose to over 360 clients, consisting of approximately 2,700 users, subscribing to the service as of February 29, 2004.
•	Revenues from FactSet’s European and Pacific Rim operations were $9.6 million and $2.8 million, up $1.2 million and $300,000, respectively, from the same period a year ago.
•	The Company entered into a 15-year global headquarters lease in January 2004, which will consolidate the Company’s current Greenwich and Stamford offices into a single office in Norwalk, Connecticut. Occupancy is expected to begin at the end of fiscal 2004.
•	In January 2004, the Company purchased two million shares of its common stock from one of its co-founders, Howard E. Wille. The purchase reduced the Company’s weighted average common shares by one million in the second quarter of fiscal 2004. In subsequent quarters, the purchase will decrease the Company’s weighted average common shares by an additional one million.
•	In February 2004, the Company relocated one of its two primary data centers from Greenwich, Connecticut to Reston, Virginia which we expect to provide a new level of reliability, as well as substantial capacity for expansion.

In the fourth quarter of fiscal 2003, FactSet changed the presentation of its revenues in order to report them on a net rather than gross basis. This restatement at that time had no effect on the then previously reported operating income, net income, earnings per share or stockholders’ equity for periods prior to the restatement. All the restated quarterly and annual amounts for prior required reporting periods have previously been presented in FactSet’s Annual Report on Form 10-K for fiscal 2003. In the second quarter of fiscal 2004, revenue generated from cash paying clients totaled $48.1 million and revenue generated from commission paying clients, net of $1.6 million in clearing fees, amounted to $13.3 million. For the first six months of fiscal 2004, revenue generated from cash paying clients totaled $93.2 million and revenue generated from commission paying clients, net of $3.8 million in clearing fees, amounted to $27.4 million.

Business Outlook
The following forward-looking statements reflect FactSet’s expectations as of March 16, 2004. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Third Quarter Fiscal 2004 Expectations
•	Revenues are expected to range between $62.5 million and $64 million.
•	Operating margins are expected to range between 34.5% and 35.5%.
•	The effective tax rate is expected to range between 36.5% and 37.0%.

Full Year Fiscal 2004
•	Capital expenditures should total approximately $35 million, net of landlord contributions to leasehold improvements.

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions and expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues”, “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the ability to hire qualified personnel; maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call
The Company will host a conference call today, March 16th, at 11:00 a.m. (EST) to review the second quarter fiscal 2004 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet
FactSet Research Systems Inc. is a leading provider of global financial and economic information, including fundamental data on tens of thousands of companies worldwide. Combining more than 200 databases into its own dedicated online service, the Company also provides the tools to download, combine and manipulate the data for investment analysis. The Company, headquartered in Greenwich, Connecticut, was formed in 1978 and now conducts operations from eighteen locations worldwide including Boston, New York, Chicago, San Mateo, London, Tokyo, Hong Kong, Sydney and Frankfurt. As of February 29, 2004, the Company had 841 employees worldwide.

FactSet Research Systems Inc.
Consolidated Statements of Financial Condition

(In thousands and unaudited)	February 29,	August 31,
ASSETS	2004	2003

Cash and cash equivalents	$ 36,811	$ 51,126
Investments	86,508	118,136
Receivables from clients and clearing brokers, net	38,779	35,704
Deferred taxes	5,086	5,493
Other current assets	2,651	1,888
Total current assets	169,835	212,347
Property, equipment and leasehold improvements, net	18,797	19,347
Goodwill	13,677	13,677
Intangible assets, net	4,813	5,195
Deferred taxes	5,511	3,467
Other assets	2,247	2,126
Total assets	$214,880	$256,159
	=======	=======
LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$ 13,373	$ 13,793
Accrued compensation	8,495	15,228
Deferred fees	8,354	9,876
Dividends payable	1,918	2,020
Current taxes payable	3,946	2,457
Total current liabilities	36,086	43,374
Deferred rent and other liabilities	7,204	556
Total liabilities	43,290	43,930
	=====	=====
Stockholders’ Equity:
Common stock	350	346
Capital in excess of par value	54,353	47,413
Retained earnings	218,308	193,611
Treasury stock	(101,196)	(28,991)
Accumulated other comprehensive loss	(225)	(150)
Total stockholders’ equity	171,590	212,229

Total liabilities and stockholders’ equity	$214,880	$256,159
	=======	=======

FactSet Research Systems Inc.
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	Feb 29,	Feb 28,	Feb 29,	Feb 28,
(In thousands, except per share data and unaudited)	2004	2003	2004	2003

Revenues	$61,371	$55,082	$120,628	$107,900

Cost of services	18,198	16,387	36,073	32,138
Selling, general and administrative	21,671	19,808	42,014	39,010

Total operating expenses	39,869	36,195	78,087	71,148

Income from operations	21,502	18,887	42,541	36,752

Other income	687	546	1,422	1,142

Income before income taxes	22,189	19,433	43,963	37,894

Provision for income taxes	7,452	7,286	15,318	14,211

Net income	$14,737	$12,147	$28,645	$23,683
	======	======	======	======

Basic earnings per common share	$0.45	$0.36	$0.86	$0.70
	====	====	====	====
Diluted earnings per common share	$0.43	$0.35	$0.82	$0.68
	====	====	====	====
Weighted average common shares (Basic)	32,928	33,617	33,364	33,711
	=====	=====	=====	=====
Weighted average common shares (Diluted)	34,164	34,565	34,871	34,626
	=====	=====	=====	=====

FactSet Research Systems Inc.
Consolidated Statements of Cash Flows	Six Months Ended
	Feb 29,	Feb 28,
(In thousands and unaudited)	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$28,645	$23,683
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,549	8,664
Deferred tax (benefit) provision	(1,637)	(226)
Gain on sale of equipment	(210)	– –
Accrued ESOP contribution	1,320	1,164
	35,667	33,285
Changes in assets and liabilities, net of acquired working capital
Receivables from clients and clearing brokers	(3,075)	(5,104)
Prepaid taxes	– –	(362)
Accounts payable and accrued expenses	(634)	2,207
Accrued compensation	(5,603)	(4,520)
Deferred fees	(1,522)	(3,432)
Current taxes payable	1,489	(1,523)
Other working capital accounts, net	(117)	(87)
Income tax benefits from stock option exercises	479	103
Net cash provided by operating activities	26,684	20,567

CASH FLOWS FROM INVESTING ACTIVITIES
Sales (Purchases) of investments, net	31,553	(20,041)
Acquisition of business, net of working capital acquired	– –	(7,702)
Landlord contributions to leasehold improvements	6,092	– –
Purchases of property, equipment and leasehold improvements	(6,405)	(3,928)
Net cash provided by (used in) investing activities	31,240	(31,671)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(3,856)	(3,196)
Repurchase of common stock	(72,205)	(16,428)
Proceeds from employee stock plans	3,822	1,176
Net cash used in financing activities	(72,239)	(18,448)

Net decrease in cash and cash equivalents	(14,315)	(29,552)
Cash and cash equivalents at beginning of period	51,126	44,819
Cash and cash equivalents at end of period	$36,811	$15,267
	======	======